STATE OF LOUISIANA
PARISH OF LAFAYETTE
CHANGE IN CONTROL AGREEMENT
AGREEMENT MADE as of the 30th day of January, 2019 by and between MIDSOUTH BANCORP, INC., a Louisiana corporation, domiciled in Lafayette, Louisiana ("MIDSOUTH") and Chris Mosteller, of full age of majority, ("EXECUTIVE"), by these presents do agree and contract that:
WHEREAS, Executive is employed by MidSouth Bank, N.A. (the "Bank"), the wholly-owned banking subsidiary of MIDSOUTH, and serving as an officer of either or both of MIDSOUTH and the Bank; and
WHEREAS, Executive's services have contributed, and are expected to continue to contribute, to the success and financial strength of MIDSOUTH; and
WHEREAS, MIDSOUTH now wishes to assure itself of the continued opportunity to benefit from Executive's services as an employee of the Bank and an officer of either or both of MIDSOUTH and the Bank; and
WHEREAS, the Board of Directors of MIDSOUTH (the "Board") has determined that the best interests of MIDSOUTH would be served by setting forth the benefits which MIDSOUTH will provide to Executive in the event Executive's employment is terminated on or after a Change in Control (as defined herein) under the circumstances described herein, subject to any necessary prior regulatory approval/non-objections to the form of this Agreement, and any necessary prior approval/non-objections of any payments proposed to be made under this Agreement pursuant to 12 C.F.R. Part 359 of the FDIC rules and regulations, if applicable.
NOW, THEREFORE, in consideration of the foregoing and of the mutual covenants and agreements set forth herein, and other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the parties do agree and contract as follows:
1.
This Agreement is effective as of the date set forth above and shall continue until the earlier of (i) the payment of all amounts owed hereunder, if any, or (ii) the termination of EXECUTIVE's employment without any amounts becoming payable to EXECUTIVE hereunder. EXECUTIVE will be deemed to have terminated EXECUTIVE's employment hereunder when EXECUTIVE has incurred a "separation from service" within the meaning of Section 409A of the Code from MIDSOUTH and the Bank, where it is reasonably anticipated that EXECUTIVE will not perform any further services after that date or that the level of bona fide services that EXECUTIVE will perform after that date (whether as an employee or independent contractor) will permanently decrease to no more than twenty percent (20%) of the average level of bona fide services

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EXECUTIVE performed over the immediately preceding thirty-six (36) month period (or, if lesser, the period of EXECUTIVE's employment).
2.
If, during the term of this Agreement, MIDSOUTH or the Bank terminates EXECUTIVE's employment without Cause or EXECUTIVE terminates EXECUTIVE's employment with MIDSOUTH or the Bank for Good Reason, in either case upon or within two years after a Change in Control ("Separation Upon Change in Control"), subject to Paragraphs 7, 8, 9 and 10 below, EXECUTIVE shall be entitled to receive payment of EXECUTIVE'S Annual Base Salary for 12 months, such period to commence immediately following termination of EXECUTIVE's employment and such payment to be payable in accordance with the established payroll practices of MIDSOUTH (but no less frequently than monthly), beginning on the first payroll date immediately following termination of EXECUTIVE's employment. Notwithstanding the foregoing, MIDSOUTH and EXECUTIVE can agree for the payment to be paid in a single lump-sum payment as soon as administratively practicable (and no later than 30 days) after termination of EXECUTIVE's employment, if and only if payment in a single lump sum would not violate Section 409A of Internal Revenue Code of 1986, an amended (the "Code"). Notwithstanding anything in this Agreement to the contrary, any such payment obligation pursuant to this Agreement shall be solely an obligation of MIDSOUTH and not an obligation of the Bank.
For purposes of this Agreement,
(i)"Annual Base Salary" shall mean the annual base salary EXECUTIVE is entitled to receive from MIDSOUTH and/or the Bank as in effect immediately preceding the date of EXECUTIVE's termination of employment or, if greater, EXECUTIVE's annual base salary as in effect immediately preceding any action by MIDSOUTH described in Paragraph 2(iv) below for which EXECUTIVE has terminated EXECUTIVE's employment for Good Reason; and
(i)"Cause" shall mean, as determined by the Board in good faith, any of the following: (A) EXECUTIVE's willful misconduct or gross negligence in connection with the performance of EXECUTIVE's duties which the Board believes does or is likely to result in material harm to MIDSOUTH or any of its subsidiaries; (B) EXECUTIVE's misappropriation or embezzlement of funds or property of MIDSOUTH or any of its subsidiaries, including the Bank; (C) EXECUTIVE's fraud or dishonesty with respect to MIDSOUTH or any of its subsidiaries, including the Bank; (D) EXECUTIVE's conviction of or entering of a guilty plea or plea of no contest with respect to any felony or any other crime involving moral turpitude or dishonesty; or (E) EXECUTIVE's breach of fiduciary duties owed to MIDSOUTH or any of its subsidiaries, including the Bank; provided, however, EXECUTIVE shall not be deemed to have been terminated for Cause hereunder unless and until there has been delivered to EXECUTIVE a letter from the Board finding that EXECUTIVE has engaged in the conduct set forth in any of the preceding clauses and specifying the particulars thereof in detail and a copy of a resolution duly adopted by the affirmative vote of the majority of the members of the Board who are not officers of MIDSOUTH at a meeting of the Board of Directors called and held for such purpose or such other appropriate written consent (after reasonable notice to EXECUTIVE and an opportunity for EXECUTIVE, together with EXECUTIVE's counsel, to be heard before the Board), finding that EXECUTIVE has engaged in such conduct and specifying the particulars thereof in detail; and

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(iii)"Change in Control" shall mean a change in the ownership of MIDSOUTH or in a substantial portion of the assets of MIDSOUTH (but not solely the effective control of MIDSOUTH) within the meanings set forth in Section 409A of the Code and the regulations promulgated thereunder. Notwithstanding the foregoing, a Change in Control shall not include changes precipitated by an assisted transaction, conservatorship, or receivership as provided in 12 C.F.R. §359.4(a)(3) as long as MIDSOUTH is subject to the golden parachute payment provision of 12 C.F.R. §359; and
(iv)"Good Reason" shall mean, without EXECUTIVE's written consent, any of the following: (A) any action taken by MIDSOUTH or any of its subsidiaries which results in a material reduction in EXECUTIVE's authority, duties or responsibilities, (B) the assignment to EXECUTIVE of duties that are materially and adversely inconsistent with EXECUTIVE's authority, duties or responsibilities; (C) any material decrease in EXECUTIVE's Annual Base Salary or annual bonus opportunity or the benefits generally available to the class of employees that includes EXECUTIVE (whether payable or provided by MIDSOUTH or any of its subsidiaries), (D) the relocation of EXECUTIVE to any principal place of employment other than EXECUTIVE's current place of employment as of the date hereof that would require an additional commute of 50 or more miles or (E) the failure by MIDSOUTH or any of its subsidiaries to pay to EXECUTIVE any portion of EXECUTIVE's Annual Base Salary, annual bonus or other benefits within 10 days after the date the same is due; provided, however, that EXECUTIVE must give MIDSOUTH notice of any event or condition that would constitute "Good Reason" within 30 days of the event or condition which would constitute "Good Reason," and upon the receipt of such notice MIDSOUTH and its subsidiaries shall have 30 days to remedy such event or condition, and if such event or condition is not remedied within such 30-day period, any termination of employment by EXECUTIVE for "Good Reason" must occur within 30 days after the period for remedying such condition or event has expired.
3.

(a)
EXECUTIVE agrees that during EXECUTIVE's employment with MIDSOUTH or the Bank and for a period of twelve months following a Separation Upon Change in Control, without the prior written consent of MIDSOUTH, EXECUTIVE shall refrain, directly or indirectly, and whether as a principal, agent, executive or otherwise, alone or in association with any other person or entity, from

(i)
Carrying on or engaging in a business similar to the Business of MIDSOUTH and the Bank within the Designated Area (so long as MIDSOUTH or the Bank carries on a business therein), by performing activities that are the same as or similar to the type conducted, authorized, offered, or provided by EXECUTIVE to the Bank within the 24-month period prior to the termination of EXECUTIVE's employment;

(ii)
Soliciting customers of MIDSOUTH and/or the Bank within the Designated Area (so long as MIDSOUTH or the Bank carries on a business therein) for the purpose of offering or providing any products or services that are similar to or competitive with the Business of MIDSOUTH; and

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(iii)
Soliciting or attempting to solicit any employee or independent contractor of MIDSOUTH or the Bank within the Designated Area with whom Employee had direct personal contact during the last 24 months of Employee's employment with MIDSOUTH or the Bank to work for or provide services to any business that competes with the Business of MIDSOUTH or inducing or attempting to induce that employee or independent contractor to terminate or lessen his or her affiliation with MIDSOUTH or the Bank or to violate the terms of any agreement or understanding between that individual and MIDSOUTH or the Bank.

For the purposes of this Agreement, if EXECUTIVE becomes employed by a competing business, regardless of whether or not EXECUTIVE is an owner or equity interest holder of that competing business, then EXECUTIVE shall be deemed to be carrying on or engaging in a business similar to that of MIDSOUTH and the Bank.

(b)
Definition of Designated Area. The term "Designated Area" shall mean the Louisiana parishes of Caddo, Calcasieu, DeSoto, East Baton Rouge, Iberia, Jefferson Davis, Lafayette, Lafourche, Natchitoches, Sabine, Saint Landry, Saint Martin, Saint Mary, and Terrebonne, and the Texas counties of Brazos, Collin, Dallas, Harris, Hunt, Jefferson, Montgomery, Orange, Rockwall, and Smith.

(c)
Definition of Business of MIDSOUTH. For the purposes of this Agreement, the "Business" shall be defined as the provision of commercial and consumer banking services or providing other financial products and services of the type provided by MIDSOUTH or the Bank.

(d)
In the event that EXECUTIVE breaches the terms of the noncompetition and nonsolicitation provisions set forth in this Paragraph 3, in addition to any other injunctive or monetary relief available to MIDSOUTH as a result of such breach, as specified in Paragraph 3(e) below, MIDSOUTH'S obligation to continue paying any installment payments still owed in accordance with this Agreement shall immediately cease and EXECUTIVE shall be required to repay to MIDSOUTH the gross amount (before tax withholdings) of any payments previously made under this Agreement.

(e)
In the event of a breach, or a threatened breach, of any aspect of this noncompetition and nonsolicitation covenant contained in this Paragraph 3, MIDSOUTH shall, in addition to all other remedies, be entitled to: (i) a temporary, preliminary, and/or permanent injunction against such breach without the necessity of showing any actual damages or any irreparable injury, (ii) a decree for the specific performance of this covenant, and/or (iii) damages, attorney's fees and costs.

4.
This Agreement shall supersede the terms of any prior agreement or understanding between

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EXECUTIVE and MIDSOUTH or any of its subsidiaries, including the Bank, relating solely to severance in connection with the termination of EXECUTIVE's employment on or within two years after a Change in Control. In addition, EXECUTIVE acknowledges and agrees that EXECUTIVE will not be eligible to receive benefits under the MIDSOUTH Bank Severance Plan if EXECUTIVE becomes entitled to receive payments under this Agreement. This Agreement shall not supersede any of EXECUTIVE's eligibility for health and welfare benefits including COBRA, nor supersede any short-term and long-term incentive compensation agreements entered by EXECUTIVE and MIDSOUTH or the Bank. No amendment or modification of the terms of this Agreement shall be binding or effective unless expressed in writing and signed by each party.
5.
This Agreement shall be construed in accordance with and governed by the laws of the State of Louisiana.
6.
It is understood and agreed that should any portion of any clause or paragraph of this Agreement be deemed too broad to permit enforcement to its fullest extent, or should any portion of any clause or paragraph of this Agreement be deemed to be unreasonable or unlawful, then said clause shall be reformed and enforced to the maximum extent permitted by law. In the event that such portion of any clause or paragraph be deemed incapable of reform, the offending language shall be severed, and the remaining terms and provisions of this Agreement shall remain unaffected, valid, and enforceable for all purposes.
If any of the provisions contained in Paragraph 3 of this Agreement are found by a court of competent jurisdiction to exceed the maximum enforceable (i) periods of time, (ii) geographic areas of restriction, (iii) scope of noncompetition or nonsolicitation, and/or (iv) description of MIDSOUTH'S business, or for any other reason, then such unenforceable element(s) of this Agreement shall be reformed by such court and reduced to the maximum periods of time, geographic areas of restriction, scope of noncompetition or nonsolicitation and/or description of MIDSOUTH' s business that is permitted by law.
7.
It is intended that any payment or benefit which EXECUTIVE is to be paid or provided in connection with the Agreement which is considered to be non-qualified deferred compensation subject to Section 409A the Code, shall be paid and provided in a manner, and at such time, as complies with, or is exempt from, the applicable requirements of Section 409A of the Code. In connection with effecting such compliance with, or exemption from, Section 409A of the Code, the following shall apply:
(a)    Neither EXECUTIVE nor MIDSOUTH shall take any action to accelerate or delay the payment of any monies in any matter which would not be in compliance with, or exempt from, Section 409A of the Code.

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(b)
If EXECUTIVE is a "specified employee" for purposes of Section 409A(a)(2)(B)(i) of the Code, any payment in connection with EXECUTIVE's separation from service (as determined for purposes of Section 409A of the Code) shall not be made until six months after EXECUTIVE's separation from service or, if earlier, EXECUTIVE's death (the "409A Deferral Period") as and only to the extent required by Section 409A of the Code. In the event such payments are otherwise due to be made in installments or periodically during the 409A Deferral Period, the payments which would otherwise have been made in the 409A Deferral Period shall be accumulated and paid in a lump sum as soon as the 409A Deferral Period ends, and the balance of the payments shall be made as otherwise scheduled.

(c)
A "specified employee" for purposes of Section 409A(a)(2)(B)(i) of the Code shall be determined on the basis of the applicable twelve-month period ending on the specified employee identification date designated by MIDSOUTH consistently for purposes of this Agreement and similar agreements or, if no such designation is made, based on the default rules and regulations under Section 409A(a)(2)(B)(i) of the Code.

(d)
If any amount payable under this Agreement qualifies as exempt separation pay but exceeds two times the limit set forth in Section 401(a)(17) of the Code, the portion of the payment that shall be deemed to constitute exempt separation pay shall be the amounts paid earliest in time.

8.
Notwithstanding any other provision of this Agreement, EXECUTIVE's right to receive any payments under Paragraph 2 of this Agreement in the event of a Separation Upon a Change in Control, is contingent upon and subject to: (i) any restrictions imposed upon MIDSOUTH or its subsidiaries by law or any regulatory bodies with authority over MIDSOUTH or its subsidiaries and (ii) EXECUTIVE signing and delivering to MIDSOUTH a complete general release of all claims in a form acceptable to MIDSOUTH, and allowing the applicable revocation period required by law to expire without revoking or causing revocation of same, within the 60 days following the date of the Separation Upon a Change in Control. Any payments to be made under Paragraph 2 of this Agreement prior to the date the Release becomes effective and irrevocable shall be accumulated and paid in a lump sum on the first payroll date occurring after the Release becomes effective and irrevocable, except that, if the 60 days for EXECUTIVE to deliver the signed Release to MIDSOUTH and the revocation period thereunder to expire without EXECUTIVE having elected to revoke the Release, spans more than one calendar year, none of the payments under Paragraph 2 of this Agreement can commence until the subsequent calendar year.
9.
Executive agrees to forfeit the right to receive any further installments owed under the Agreement and to repay the gross amount (before tax withholdings) of any installments previously

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paid or otherwise made available to Executive under this Agreement if the compensation would be or is subject to recovery under any applicable law (including any rule of any exchange or service through which the securities of MIDSOUTH or any of its related entities ("Affiliates") are then traded), including, but not limited to, the following circumstances:

(i)
where such compensation was in excess of what should have been paid or made available because the determination of the amount due was based, in whole or in part, on materially inaccurate financial information of MIDSOUTH;

(ii)	where such compensation constitutes "excessive compensation" within the meaning of 12 C.F.R. Part 30, Appendix A;

(iii)	where Executive has committed, is substantially responsible for, or has violated, the respective acts, omissions, conditions, or offenses outlined under 12 C.F.R. Section 359.4(a)(4); and

(iv)
if MIDSOUTH or one of its Affiliates becomes, and for so long as MIDSOUTH or its Affiliate remains, subject to the provisions of 12 U.S.C. Section 1831o(f), where such compensation exceeds the restrictions imposed on the senior executive officers of such an institution.

Executive agrees to return promptly any such compensation identified by MIDSOUTH by written notice to EXECUTIVE. If Executive fails to return such compensation promptly, Executive agrees that the amount of such compensation may be deducted from any other compensation owed to Executive by MIDSOUTH. Executive acknowledges MIDSOUTH' s rights to engage in any legal or equitable action or proceeding in order to enforce the provisions of this Paragraph 9. The provisions of this Paragraph 9 shall be modified to the extent, and remain in effect for the period, required by applicable law.
10.
Notwithstanding the timing for the payment of any severance amounts described in Paragraph 2, no such payments shall be made or commence, as applicable, that require the concurrence or consent of the appropriate federal banking agency of MIDSOUTH pursuant to 12 C.F.R. Section 359 prior to the receipt of such concurrence or consent. Any payments suspended by operation of this Paragraph 10 shall be paid as a lump sum within thirty (30) days following receipt of the concurrence or consent of the appropriate federal banking agency of MIDSOUTH or as otherwise directed by such federal banking agency or on the schedule outlined in Paragraph 2, whichever is later.
11.
This Agreement shall not be deemed to constitute an employment contract between MIDSOUTH or any of its subsidiaries, including the Bank, and EXECUTIVE, and nothing herein shall be deemed to give EXECUTIVE the right to continue in the employ of MIDSOUTH, the

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Bank or any of their subsidiaries, or interfere with the right of MIDSOUTH, the Bank or any of their subsidiaries to discharge EXECUTIVE at any time and for any reason.
12.
This Agreement may be modified or amended only in writing signed by EXECUTIVE and a duly authorized agent of the Board in his or her official capacity representing the Board.
13.
Notwithstanding anything in this Agreement to the contrary, in the event any payment payable or benefit deliverable to or for the benefit of EXECUTIVE, whether paid or payable or delivered or deliverable pursuant to the terms of this Agreement or any other plan or agreement between EXECUTIVE and MIDSOUTH or the Bank (the "Total Payments"), is or will be subject to the excise tax imposed by section 4999 of the Code (the "Excise Tax"), then the Total Payments shall be reduced to the maximum amount that could be paid to EXECUTIVE without giving rise to the Excise Tax (the "Safe Harbor Cap"), if and only if the net after-tax payment to EXECUTIVE after reducing EXECUTIVE' s Total Payments to the Safe Harbor Cap is greater than the net after-tax (including after payment of the Excise Tax) payment to EXECUTIVE without such reduction. The reduction of the amounts payable hereunder, if applicable, shall be made by reducing first the payments made pursuant to this Agreement (against the amounts payable latest in time to the extent practicable) and then to any other plan or agreement that triggers such Excise Tax (against the amounts payable latest in time to the extent practicable). All mathematical determinations, and all determinations as to whether any of the Total Payments are "parachute payments" (within the meaning of Section 280G of the Code), that are required to be made under this paragraph, including determinations as to whether the Total Payments to EXECUTIVE shall be reduced to the Safe Harbor Cap and the assumptions to be utilized in arriving at such determinations, shall be made by the outside accounting firm selected by MIDSOUTH (the "Accounting Firm"). The Accounting Firm's determinations shall be final, binding and conclusive on all parties except as described in the following sentences. If the Accounting Firm determines that no Excise Tax is imposed on the Total Payments and it subsequently is established pursuant to a final determination of a court or an Internal Revenue Service proceeding which has been finally and conclusively resolved, that the Total Payments are in excess of the Safe Harbor Cap (hereinafter referred to as an "Excess Payment"), such Excess Payment shall be deemed for all purposes to be an overpayment to EXECUTIVE made on the date EXECUTIVE received the Excess Payment and EXECUTIVE shall repay the Excess Payment to MIDSOUTH on demand; provided, however, if EXECUTIVE shall be required to pay an Excise Tax by reason of receiving such Excess Payment (regardless of the obligation to repay MIDSOUTH), EXECUTIVE shall not be required to repay the Excess Payment (and if EXECUTIVE has already repaid such amount MIDSOUTH shall refund the amount to EXECUTIVE). This paragraph shall supersede any contrary provisions in any other plan or agreement between EXECUTIVE and MIDSOUTH or the Bank.
[Signature Page Follows]

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Dated and Executed this 12th day of February 2019.
EXECUTIVE:
/s/Chris Mosteller
Chris Mosteller

MIDSOUTH BANCORP, INC.
/s/D. Michael Kramer
D. Michael Kramer
Title: Chairman

[Signature Page to Change of Control Agreement]

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